Exhibit 99.1

6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Reports Results for Second Quarter and First Six Months of 2008
     Fort Worth, Texas, August 5, 2008 — Approach Resources Inc. (NASDAQ: AREX) (the “Company”) today reported its second quarter 2008 financial and operating results.
Highlights
     Highlights from the second quarter 2008 (compared to the same period last year) include:
•	Production increased 63% to 2.0 Bcfe (22.4 MMcfe/d),

•	Revenues increased 149% to $24.1 million,

•	Net income decreased 69% to $0.9 million, or $0.04 per diluted share,

•	Excluding a pre-tax, unrealized loss on commodity derivatives of $9.7 million, adjusted net income (a non-GAAP measure) rose 295% to $7.3 million, or $0.35 per diluted share, and

•	EBITDAX (a non-GAAP measure) increased 163% to $19.0 million, or $0.91 per diluted share.
Second Quarter 2008
     Production for the second quarter of 2008 totaled 2.0 Bcfe (22.4 MMcfe/d), compared to 1.3 Bcfe (13.7 MMcfe/d) produced in the second quarter of 2007, an increase of 63%. Second quarter 2008 production was 82.2% natural gas and 17.8% oil and NGLs, compared to 91.5% natural gas and 8.5% oil and NGLs in the second quarter of 2007.
     Net income for the second quarter of 2008 was $0.9 million, or $0.04 per diluted share, on revenues of $24.1 million, compared to net income of $3.0 million, or $0.29 per diluted share, on revenues of $9.7 million for the second quarter of 2007. A pre-tax, unrealized loss on commodity derivatives decreased net income for the second quarter of 2008 by $9.7 million. Excluding the unrealized loss on commodity derivatives and the related income taxes, adjusted net income (a non-GAAP measure) for the second quarter of 2008 was $7.3 million, or $0.35 per diluted share, compared to $1.9 million, or $0.18 per diluted share, for the second quarter of 2007.
     EBITDAX (a non-GAAP measure) for the second quarter of 2008 was $19.0 million, or $0.91 per diluted share, compared to $7.2 million, or $0.70 per diluted share, for the second quarter of 2007.

     The Company’s average realized natural gas, oil and NGL prices for the second quarter of 2008, before the effect of commodity derivatives, were $11.10 per Mcf, $121.29 per Bbl and $53.93 per Bbl, respectively, compared to $7.57 per Mcf, $59.76 per Bbl and $36.92 per Bbl for the second quarter of 2007.
     While the Company benefitted from higher commodity prices, the Company also experienced increased operating costs in the three months ended June 30, 2008 that have partially offset these higher commodity prices. The Company expects that its operating costs, specifically its lease operating, general and administrative and depletion, depreciation and amortization expenses will, for the foreseeable future, be higher than those historically experienced.
     For the second quarter of 2008, lease operating expenses were $1.9 million, or $0.91 per Mcfe, compared to $1.0 million, or $0.83 per Mcfe, in the second quarter of 2007. The increase in lease operating expenses over the prior year quarter was primarily a result of an increase in the number of wells from the ongoing development of Cinco Terry and North Bald Prairie as well as the acquisition of the Neo Canyon working interest in Ozona Northeast. On a per Mcfe basis, the increase in lease operating expenses was primarily due to increased compression and treating costs in Cinco Terry and North Bald Prairie as well as an increase in general maintenance costs in Ozona Northeast. The Company expects that, on a per Mcfe basis, lease operating expenses for Cinco Terry and North Bald Prairie will decrease over time as production from those fields increases.
     Depletion, depreciation and amortization, or DD&A, expense for the second quarter of 2008 was $6.0 million, or $2.93 per Mcfe, compared to $3.0 million, or $2.41 per Mcfe, for the prior year quarter. The increase in DD&A was primarily attributable to increased production and higher capital costs in the 2008 period. The higher DD&A expense per Mcfe was primarily attributable to higher capital costs in North Bald Prairie and reserve revisions in Ozona Northeast at December 31, 2007. In North Bald Prairie, the Company paid capital costs attributable to the 50% working interest owned by the Company’s working interest partner pursuant to the Company’s farm-in agreement on the first five wells drilled.
     In the second quarter of 2008, exploration expense totaled $987,000, or $0.48 per Mcfe, compared to $10,000, or $0.01 per Mcfe, for the second quarter of 2007. Exploration expense in the second quarter of 2008 resulted primarily from the extension of lease terms in Ozona Northeast. General and administrative expenses for the second quarter of 2008 were $1.8 million, or $0.89 per Mcfe, compared to $1.2 million, or $0.97 per Mcfe, in the second quarter of 2007. Severance and production taxes for the second quarter of 2008 were $1.2 million, or 5% of revenues, compared to $373,000, or 3.8% of revenues, for the second quarter of 2007.
     Capital expenditures for drilling and development in the second quarter of 2008 were $20.3 million. For the second quarter of 2008, the Company drilled or participated in a total of 28 (18 net) wells, 17 (10 net) of which were completed as producers, six (4.5 net) of which were in various stages of completion and five (3.5 net) of which were drilled and abandoned. Five (three net) wells that were in various stages of completion at the end of the second quarter have since been completed as producers.
     The increase in production over the prior year quarter was partially offset by compressor downtime in the second quarter. Also, the Company postponed drilling in Ozona Northeast during portions of April and May, 2008, while the Company was reprocessing 3-D seismic data and closing the previously-announced acquisition of deep rights in Ozona Northeast. Further, the Company delayed the drilling of its second series of five wells in North Bald Prairie during parts of the first and second quarters of 2008, pending partner approval of drilling locations. The Company currently has five rigs running, with two in Ozona Northeast, two in Cinco Terry and one in North Bald Prairie.

     Average daily production for the month of July 2008 was 24.3 MMcfe/d, with an exit rate at July 31, 2008 of 25.1 MMcfe/d.
First Six Months of 2008 Results
     Production for the first six months of 2008 totaled 4.0 Bcfe (22.1 MMcfe/d), compared to 2.6 Bcfe (14.4 MMcfe/d) produced in the same period in 2007, an increase of 54%. The Company’s average realized natural gas, oil and NGL prices for the six months ended June 30, 2008, before the effect of commodity derivatives, were $10.02 per Mcf, $110.10 per Bbl and $52.61 per Bbl, respectively, compared to $7.12 per Mcf, $57.83 per Bbl and $33.39 per Bbl for the six months ended June 30, 2007.
     Net income for the six months ended June 30, 2008 was $3.7 million, or $0.18 per diluted share, on revenues of $43.2 million, compared to net income of $2.4 million, or $0.25 per diluted share, on revenues of $19.1 million for the same period in 2007. A pre-tax, unrealized loss on commodity derivatives decreased net income for the first six months of 2008 by $14.6 million. Excluding the unrealized loss on commodity derivatives and the related income taxes, adjusted net income (a non-GAAP measure) for the first six months of 2008 was $13.3 million, or $0.64 per diluted share, compared to $4.3 million, or $0.44 per diluted share, for the first six months of 2007. Both net income and adjusted net income were impacted by higher lease operating, depletion, depreciation and amortization and exploration expenses in the first six months of 2008.
     EBITDAX (a non-GAAP measure) for the first six months of 2008 was $34.2 million, or $1.64 per diluted share, compared to $15.9 million, or $1.61 per diluted share, for the first six months of 2007.
     While the Company benefitted from higher commodity prices, the Company also experienced increased operating costs in the six months ended June 30, 2008 that have partially offset these higher commodity prices. The Company expects that its operating costs, specifically its lease operating, general and administrative and depletion, depreciation and amortization expenses will, for the foreseeable future, be higher than those historically experienced.
     For the six months ended June 30, 2008, lease operating expenses were $3.3 million, or $0.81 per Mcfe, compared to $2.0 million, or $0.78 per Mcfe, in the six months ended June 30, 2007. The primary factors in the increase in lease operating expense were the acquisition of the Neo Canyon interest and the increase in the number of wells from our ongoing development of our three producing fields. On a per Mcfe basis, the increase in lease operating expenses was primarily due to increased compression and treating costs in Cinco Terry and North Bald Prairie as well as an increase in general maintenance costs in Ozona Northeast. The Company expects that, on a per Mcfe basis, lease operating expenses for Cinco Terry and North Bald Prairie will decrease over time as production from those fields increases.
     Depletion, depreciation and amortization, or DD&A, expense for the six months ended June 30, 2008 was $11.2 million, or $2.78 per Mcfe, compared to $6.1 million, or $2.34 per Mcfe, for the prior year period. The increase in DD&A expense was primarily attributable to increased production and higher capital costs during the year ended December 31, 2008. The higher DD&A expense per Mcfe was primarily attributable to higher capital costs in North Bald Prairie and reserve revisions in Ozona Northeast at December 31, 2007. In North Bald Prairie, the Company paid capital costs attributable to the 50% working interest owned by the Company’s working interest partner pursuant to the Company’s farm-in agreement on the first five wells drilled.

     In the first six months of 2008, exploration expense totaled $1.5 million, or $0.37 per Mcfe, compared to $633,000, or $0.24 per Mcfe, for the first six months of 2007. Exploration expense for the first six months of 2008 resulted primarily from lease extensions in Ozona Northeast and one dry hole drilled in Ozona Northeast, while exploration expense for the prior year period resulted from the drilling of a test well in the Company’s Boomerang project.
     General and administrative expenses for the first six months of 2008 were $3.8 million, or $0.94 per Mcfe, compared to $2.7 million, or $1.05 per Mcfe, for the first six months of 2007. Severance and production taxes for the first six months of 2008 were $1.9 million, or 4.4% of revenues, compared to $748,000, or 3.9% of revenues, for the prior year period. The increase in general and administrative expense was principally due to increased staffing, salaries, professional fees, share-based compensation, insurance and travel costs in the 2008 period over the 2007 period.
Management Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “Due in part to an increase in industry-wide costs and to curtailed production growth from the first quarter to the second quarter of 2008, we saw our per-unit operating cost structure increase in the second quarter. The curtailed production growth during the second quarter was due in part to compression downtime and drilling delays in Ozona Northeast and East Texas. Despite these challenges, my outlook for the second half of 2008 remains positive. We are starting to see early results from reevaluating our geological model and acquiring the deep rights in Ozona Northeast. We recently drilled and completed our first Strawn well in Ozona Northeast since our acquisition. Initial flow rates from the J.R. Bailey A 313 averaged 987 Mcfe with a flowing pressure of 1700 psig over an initial 24-hour period. In addition to the productive Strawn interval, we encountered an expanded Canyon sand section. This expanded sand package should facilitate further expansion of our proved acreage position. We also have identified several attractive Canyon recompletion opportunities resulting from the acquisition. We are currently incorporating the recompletions into our existing stimulation schedule and plan on starting this program in the third quarter of 2008. Our exit rate of 25.1 MMcfe/d at July 31, 2008, is a record high for the Company. Given our existing drilling inventory we believe we are well positioned to grow shareholder value in 2008 and beyond.”
British Columbia Asset Divestiture
     On July 15, 2008, we announced that the operator and non-operating participants in the our British Columbia lease acquisition and drilling project engaged a financial advisor to explore the sale of the project’s oil and gas interests in northeast British Columbia. The financial advisor has solicited bids for the purchase of these assets. Initial bids are due mid-August 2008. The project covers 29,954 (gross) and 28,309 (net) acres in the Monias/Charlie Lake areas. The project primarily targets Montney tight gas and Doig phosphate shale formations. We hold a 25% non-operating interest in the project.
Northern New Mexico Update
     On July 21, 2008, the Governor of New Mexico directed the New Mexico Oil Conservation Division and Oil Conservation Commission to propose new rules and initiate a formal rulemaking for oil and gas operations in Eastern Rio Arriba County, including the Company’s leasehold in El Vado East. In light of the Governor’s directive, the Company withdrew its litigation that was pending in federal district court for the District of New Mexico against Rio Arriba County. The Company’s withdrawal of the pending litigation does not affect its ability to reinstitute proceedings against Rio Arriba County at a later date.

Conference Call Information
     The Company will host a conference call on Wednesday, August 6, 2008, at 10:00 a.m. CDT (11:00 a.m. EDT) to discuss its second quarter 2008 results. To participate in the conference call, domestic participants should dial (877) 419-6598 and international participants should dial (719) 325-4904 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the events and presentations page under the investor relations section of the Company’s web site, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s web site.
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, capital and operating expense levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for natural gas and oil, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, the Company’s ability to replace reserves and efficiently develop and exploit its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 28, 2008 and May 8, 2008, respectively. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States and British Columbia. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates or holds leases in Texas, Kentucky and New Mexico and has a non-operating interest in British Columbia. For more information about the Company, please visit www.approachresources.com.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues (in thousands):
Gas	$18,572	$8,662	$33,444	$16,916
Oil	4,165	975	7,250	2,065
NGLs	1,407	53	2,468	101

Total oil and gas sales	24,144	9,690	43,162	19,082

Realized (loss) gain on commodity derivatives	(542)	88	(481)	2,243

Total oil and gas sales including derivative impact	$23,602	$9,778	$42,681	$21,325

Production:
Gas (MMcf)	1,674	1,145	3,339	2,376
Oil (MBbls)	34	16	66	36
NGLs (MBbls)	26	1	47	3

Total (MMcfe)	2,036	1,251	4,016	2,608

Average prices:
Gas (per Mcf)	$11.10	$7.57	$10.02	$7.12
Oil (per Bbl)	121.29	59.76	110.10	57.83
NGLs per (Bbl)	53.93	36.92	52.61	33.39

Total (per Mcfe)	$11.86	$7.74	$10.75	$7.32

Realized (loss) gain on commodity derivatives (per Mcfe)	(0.27)	0.07	(0.12)	0.86

Total per Mcfe including derivative impact	$11.59	$7.81	$10.63	$8.18

Costs and expenses (per Mcfe):
Lease operating expenses	$0.91	$0.83	$0.81	$0.78
Severance and production taxes	0.57	0.30	0.48	0.29
Exploration	0.48	0.01	0.37	0.24
General and administrative	0.89	0.97	0.94	1.05
Depletion, depreciation and amortization	2.93	2.41	2.78	2.34

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except shares and per share amounts)	2008	2007	2008	2007
REVENUES:
Oil and gas sales	$24,144	$9,690	$43,162	$19,082
EXPENSES:
Lease operating	1,856	1,043	3,253	2,023
Severance and production taxes	1,170	373	1,923	748
Exploration	987	10	1,478	633
General and administrative	1,817	1,218	3,763	2,730
Depletion, depreciation and amortization	6,025	3,017	11,241	6,108

Total expenses	11,855	5,661	21,658	12,242

OPERATING INCOME	12,289	4,029	21,504	6,840
OTHER:
Interest expense, net	(343)	(998)	(491)	(1,954)
Realized (loss) gain on commodity derivatives	(542)	88	(481)	2,243
Unrealized (loss) gain on commodity derivatives	(9,672)	1,724	(14,551)	(2,902)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,732	4,843	5,981	4,227
PROVISION FOR INCOME TAXES	804	1,853	2,291	1,818

NET INCOME	$928	$2,990	$3,690	$2,409

EARNINGS PER SHARE:
Basic	$0.04	$0.32	$0.18	$0.25

Diluted	$0.04	$0.29	$0.18	$0.25

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,646,519	9,481,662	20,634,633	9,491,472
Diluted	20,913,832	10,261,753	20,921,994	9,866,066

UNAUDITED SELECTED FINANCIAL DATA

	June 30,	December 31,
Unaudited Consolidated Balance Sheet Data (in thousands):	2008	2007
Cash and cash equivalents	$140	$4,785
Other current assets	24,665	12,362
Property and equipment, net, successful efforts method	254,513	230,478
Other assets	920	1,101

Total assets	$280,238	$248,726

Current liabilities	$35,814	$22,017
Long-term debt	7,553	—
Other long-term liabilities	32,830	26,890
Stockholders’ equity	204,041	199,819

Total liabilities and stockholders’ equity	$280,238	$248,726

	Six Months Ended
	June 30,
Unaudited Consolidated Cash Flow Data (in thousands):	2008	2007
Operating activities	$23,921	$12,860
Investing activities	$(36,180)	$(18,286)
Financing activities	$7,650	$19,007
Effect of foreign currency translation	$(36)	$—
Commodity Derivative Activities
     At June 30, 2008, the Company had the following commodity derivative positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed
NYMEX — Henry Hub
Costless collars 2008	178,000	1,070,000	$7.50	$11.45
Costless collars 2008 (3rd quarter)	100,000	300,000	$7.00	$9.10
Costless collars 2008 (3rd — 4th quarter)	200,000	1,200,000	$9.00	$12.20
Costless collars 2009	180,000	2,160,000	$7.50	$10.50
Costless collars 2009	130,000	1,560,000	$8.50	$11.70
Fixed price swaps
4th quarter 2008	100,000	300,000			$8.63
WAHA differential
Fixed price swaps 2008	178,000	1,070,000			(0.69)
Fixed price swaps 2008 (3rd — 4th quarter)	100,000	600,000			(0.67)
Fixed price swaps 2009	200,000	2,400,000			(0.61)

Supplemental Non-GAAP Financial Measures
     This release contains certain financial measures that are non-GAAP measures. The Company has provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
Adjusted Net Income
     This release contains the non-GAAP financial measure adjusted net income, which excludes the pre-tax, unrealized loss on commodity derivatives. Historically, the Company has not designated its derivative instruments as cash-flow hedges. The Company records its open derivative instruments at fair value on its consolidated balance sheets as either unrealized gains or losses on commodity derivatives. The Company records changes in such fair value in earnings on its consolidated statements of operations under “unrealized loss (gain) on commodity derivatives.” The unrealized loss on commodity derivatives was $9.7 million for the three months ended June 30, 2008. Net of taxes, the unrealized loss on commodity derivatives for the three months ended June 30, 2008 was $6.4 million.
     The amounts included in the calculation of adjusted net income below were computed in accordance with GAAP. The Company believes adjusted net income is useful to investors because it provides readers with a more meaningful measure of the Company’s profitability before recording unrealized losses on commodity derivatives.
     The following table provides a reconciliation of adjusted net income, or net income before the unrealized (loss) gain on commodity derivatives and related tax effect, for the three and six months ended June 30, 2008 and 2007, respectively (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$928	$2,990	$3,690	$2,409
Effect of unrealized (loss) gain on commodity derivatives:
Unrealized loss (gain) on commodity derivatives	9,672	(1,724)	14,551	2,902
Related deferred income tax	(3,288)	586	(4,947)	(987)

Net effect of unrealized loss (gain) on commodity derivatives	6,384	(1,138)	9,604	1,915

Adjusted net income	$7,312	$1,852	$13,294	$4,324

Adjusted net income per diluted share	$0.35	$0.18	$0.64	$0.44

EBITDAX
     EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. The Company defines EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

     The Company’s EBITDAX measure provides additional information that may be used to better understand its operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other readers of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company without regard to capital structure or historical cost basis.
     The following table provides a reconciliation of net income to EBITDAX (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$928	$2,990	$3,690	$2,409
Exploration	987	10	1,478	633
Depletion, depreciation and amortization	6,025	3,017	11,241	6,108
Share-based compensation	270	88	496	88
Unrealized loss (gain) on commodity derivatives	9,672	(1,724)	14,551	2,902
Interest expense	343	998	491	1,954
Income taxes	804	1,853	2,291	1,818

EBITDAX	$19,029	$7,232	$34,238	$15,912

EBITDAX per diluted share	$0.91	$0.70	$1.64	$1.61

Glossary of Terms Not Otherwise Defined in This Release:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.

Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Analyst — Investor Relations & Corporate Communications
Approach Resources Inc.
(817) 989-9000
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